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                                                                    Exhibit 10.1

                              AGREEMENT RELATING TO
                        FLEET CREDIT CARD SERVICES, L.P.

      THIS AGREEMENT (the "AGREEMENT") is made and entered into as of the 28th day of May, 2004 (the "EFFECTIVE DATE"), by and between ADVANTA CORP. ("AC"), ADVANTA NATIONAL BANK ("ANB"), ADVANTA SERVICE CORP. ("ASC"), FLEET CREDIT CARD HOLDINGS, INC. ("FCCH"), FLEET CREDIT CARD SERVICES, L.P. ("SERVICES") and BANK OF AMERICA CORP. ("BAC"). AC, ANB and ASC are sometimes referred to herein individually as an "ADVANTA PARTNER" and collectively as "ADVANTA." Each Advanta Partner, FCCH, Services and BAC are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES." Any capitalized term used in this Agreement and not otherwise defined herein shall have the same meaning given such term in the Limited Partnership Agreement of Fleet Credit Card Services, L.P., dated as of May 26, 1998 (the "LIMITED PARTNERSHIP AGREEMENT").

                              STATEMENT OF PURPOSE

      Since February 20, 1998, Services (or its predecessor, Fleet Credit Card
LLC) has owned and operated the consumer credit card business of FleetBoston Financial Corporation and its Affiliates (collectively "FLEET"), which business resulted from the contribution by Advanta and Fleet Financial Group, Inc. (the predecessor to Fleet) of the assets and liabilities of their respective consumer credit card businesses to Fleet Credit Card LLC pursuant to that certain Contribution Agreement, dated as of October 28, 1997, as amended (the "CONTRIBUTION AGREEMENT"). Services is a Rhode Island limited partnership that is governed by the terms and conditions of the Limited Partnership Agreement. FCCH is the sole general partner of Services and owns a 98.7% Interest in Services, and AC, ANB and ASC are the sole limited partners in Services and collectively own a 1.3% Interest in Services. Effective as of April 1, 2004, Fleet merged with and into BAC, with BAC being the survivor corporation. BAC now desires to combine the credit card business owned and operated by Services with BAC's consumer credit card business primarily owned and operated by BAC's subsidiary, Bank of America, N.A. (USA) ("BANA(USA)"), and BAC and Advanta also desire to settle certain issues that have arisen relating to the ownership and operation of, and contributions to, Services, all as set forth in this Agreement.

      ACCORDINGLY, in consideration of the premises and the mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.    STRUCTURE OF COMBINED CREDIT CARD BUSINESS.

      (a) Drop Down. As soon as reasonably practicable following the Effective Date, BAC and Services shall cause their respective credit card businesses to be combined into a single new entity (referred to herein as "NEWCO"), which shall be a limited liability company or limited partnership, as selected by BAC in its sole discretion. This combination into Newco shall be referred to as the "DROP DOWN" structure and shall be accomplished by the contribution by Services of all of its assets and liabilities to Newco and by the contribution of all of the assets

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and liabilities of BAC's consumer credit card business to Newco; provided, however, certain of the credit card assets and liabilities of BAC's credit card business may be transferred to Newco through a rights or participation agreement. Anything in this Agreement to the contrary notwithstanding, BAC, BANA(USA), Newco and Services covenant that no Advanta Partner shall recognize any taxable income or gain, directly or indirectly, as a result of the transfer of the assets and liabilities of Services to Newco pursuant to the Drop Down; provided, however, each Advanta Partner's sole remedy for any breach of this covenant shall be a claim for indemnification to the extent applicable under Subparagraph 1(d)(ii)(A)(2) below.

      (b) Ownership. The initial owners of Newco shall be Services and BANA(USA) (or, as determined by BAC in its sole discretion, a subsidiary of BANA(USA)) (the "BANA(USA) OWNER"), and the percentage ownership interest of each such owner in Newco shall be equal to the quotient of (i) the fair market value of such owner's business contributed to Newco divided by (ii) the sum of the fair market values of both owner's businesses contributed to Newco; provided, however, that the product of (A) the fair market value of Services' business times (B) 1.3% shall not be less than $38.0 million. Subject to the preceding sentence, the determination of the fair market value of each of these businesses shall be made as soon as possible after the Effective Date by Goldman Sachs & Co. and Goldman Sachs & Co.'s appraisal shall be final and binding on the Parties hereto. The fees paid to Goldman Sachs & Co. for its valuation services shall be paid equally by Services and BAC. Effective upon the consummation of the Drop Down, Advanta's Percentage in Services shall be 1.3%, and, from and after the Drop Down, Advanta's interest in Newco shall only be indirect through its Interest in Services, and Advanta shall not be a partner, member or other owner of Newco.

      (c) Future Acquisitions. Neither Services nor Advanta shall be entitled in any way, directly or indirectly, to participate in or benefit from any single credit card portfolio acquisition having an aggregate acquisition cost in excess of $250 million or other business acquired by or contributed to Newco (or any other BAC subsidiary or affiliate) (an "ACQUISITION") after the Effective Date, and in the event of any such Acquisition(s) by Newco, Newco's governing documents shall be modified as necessary, in BAC's discretion, to cause all participation in or benefit from such Acquisition(s) to inure solely to the benefit of the BANA(USA) Owner. Notwithstanding the foregoing, neither the acquisition by Newco of BAC's consumer credit card business pursuant to the Drop Down structure set forth in Paragraph 1(a) above nor the acquisition of credit card accounts or receivables in the ordinary course of business of Newco shall be deemed to be an Acquisition for the purposes of this Agreement. In connection with any Acquisition, BAC shall cause Newco to be compensated for Newco's costs plus a reasonable profit (which may provide for less profit than an arms length agreement with a third-party provider due to economies of scale generated by Newco's business and such Acquisition) for the use of any Newco property or personnel by any such acquired business in which Advanta and Services do not participate.

      (d) Governance. Newco shall be governed by an operating agreement (or, if applicable, limited partnership agreement) that will provide that the BANA(USA) Owner will be the manager (or general partner) of Newco and of the combined business with the sole authority, subject to Subparagraph 1(d)(i) below, to operate Newco in the best interest of Newco in its sole discretion without any requirement to obtain Services' approval, except as may be required by applicable law. Newco's governing documents shall also have no requirement to obtain

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Advanta's consent for any purpose. Newco's initial governing documents shall be agreed upon and executed by Services and the BANA(USA) Owner and Newco's owners shall have the right to amend such governing documents in their discretion from time to time; provided, however, as long as any Advanta Partner is a Partner in Services, Newco's governing documents shall be required to include provisions in substantially the following form:

            (i)   Newco and each of its owners shall not

                  (A) approve any act that would reduce the Percentage owned by Advanta in Services below 1% in the aggregate;

                  (B) reduce the total amount of (x) the indebtedness of Services and (y) the indebtedness of Newco that is allocable to Services (the sum of (x) and (y) being hereafter referred to as the "ALLOCABLE INDEBTEDNESS") if the reduction causes the amount of any Advanta Partner's share of the Allocable Indebtedness to be less than such Advanta Partner's Deficit Balance Amount (as defined below). For purposes of this Agreement, the term "DEFICIT BALANCE AMOUNT" means an amount, to the extent such amount is negative, equal to the adjusted income tax basis of an Advanta Partner's Interest computed without taking into account the increase in such Advanta Partner's adjusted income tax basis attributable to such Advanta Partner's share of liabilities of Services;

                  (C) approve any sale, transfer or other disposition of Newco's property or assets that were Restricted Sale Assets at Services, if any such sale, transfer or other disposition would result in the recognition of gain or income to any Advanta Partner under Section 704(c) of the Code;

                  (D) make any election that would result in Services being taxed as other than a "partnership" for federal income tax purposes, including (but not limited to) electing to be taxed as other than a "partnership" by filing Form 8832, "Entity Classification Election" or making any election inconsistent with Section 4.5.3 of the Limited Partnership Agreement;

                  (E) on or before February 20, 2009, make any distribution of Services property (other than money) to any Advanta Partner; or

                  (F) approve any activities of Services or Newco that are not part of or incidental to the business of banking or are not permissible for any operating subsidiary of a national bank.

      To the extent that Newco or any of its owners breaches any of the above provisions (other than Subparagraph 1(d)(i)(F)), Advanta's sole remedy shall be a claim for indemnification to the extent applicable under Subparagraph 1(d)(ii) below.

            (ii) (A) Newco, its owners, BAC and BANA(USA) shall indemnify, defend and hold harmless Advanta from and against any and all Damages for Indemnified Taxes (as defined below) owed or incurred by Advanta or any Advanta Affiliate as the result of (1) Newco or any of its owners taking any action

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            in violation of the provisions of Subparagraph 1(d)(i) above or (2)
            the transfer of the assets and liabilities of Services to Newco pursuant to the Drop Down; provided, however, such indemnification shall not include any indemnity for Damages for Indemnified Taxes relating to the Book/Tax Differential. The amount of the Indemnified Taxes for purposes of this indemnification shall be computed in the manner set forth in Section 7.2.6 of the Limited Partnership Agreement, to the extent that such section specifies the procedure for identifying the person that makes this computation. Payments to Advanta under this indemnification provision shall be "grossed-up" in the same manner as described in Section 6.4.3 of the Limited Partnership Agreement.

                  (B) For purposes of this indemnification, the term "INDEMNIFIED TAXES" shall mean Taxes owed or incurred due to (1) the recognition of gain or income pursuant to Section 704(c) of the Code for up to the $540,909,000 amount of built-in gain of the Restricted Sale Assets (the "BUILT-IN GAIN AMOUNT") upon any sale, transfer or other disposition of any such Restricted Sale Assets or (2) the recognition of gain or income as the result of a breach of Subparagraph 1(d)(i)(B) above. The Built-in Gain Amount and the Deficit Balance Amount shall be adjusted by the amount of the gain recognition for which indemnity payments, if any, are payable to Advanta from time to time pursuant to this Subparagraph 1(d)(ii).

                  (C) Indemnification procedures shall be substantially similar to Section 6.5 of the Limited Partnership Agreement (as amended by this Agreement).

            (iii) BAC shall cause Newco to provide copies of Newco's quarterly and annual financial statements to Services on a timely basis, and Services agrees to transmit such information to each Advanta Partner promptly upon receipt.

      (e) BAC Covenant. Notwithstanding any other provision herein to the contrary, BAC shall assume the obligations of Fleet and Fleet's Affiliates (other than Services) under the terms of the Limited Partnership Agreement and the Contribution Agreement, and Advanta shall have the right to enforce such obligations against BAC directly without the necessity to make demand on any other Person.

2.    LIMITED PARTNERSHIP AGREEMENT MATTERS.

      (a) Consent to Drop Down. To the extent required by the Limited Partnership Agreement and subject to the provisions of this Agreement (other than Paragraph 3 below), each Advanta Partner hereby consents to the Drop Down. In this regard, Advanta acknowledges that BAC intends after the Effective Date, and before and after the consummation of the Drop Down, to consolidate and outsource operations, close facilities, hire and terminate employees, acquire and dispose of assets and perform such other activities to operate the business and attain best practices in the discretion of BAC with respect to the business of Services and the combined business of Newco. Advanta's consent to the Drop Down is without prejudice to their rights to indemnification as provided in Subparagraph 1(d)(ii)(A)(2) above as a result of the transfer of the assets and liabilities of Services to Newco pursuant to the Drop Down.

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      (b)   Amendments to Limited Partnership Agreement. The Limited Partnership
Agreement is hereby amended as follows:

            (i) Section 4.6 is hereby deleted in its entirety and the following new Section 4.6 is substituted in lieu thereof:

                  "4.6 Net Gains from Sales. Net Gains from Sales shall be allocated as follows: A percentage of the Net Gains from Sales shall be allocated to the Advanta Partners and the balance shall be allocated to the Fleet Partners. The percentage referred to in the immediately preceding sentence shall (A) be zero with respect to any Advanta Partner that does not have a Deficit Balance Amount (as defined in Section 5.7.2) and (B) with respect to each Advanta Partner that has a Deficit Balance Amount, be determined by dividing the Deficit Balance Amount (which for this purpose shall be a positive number) of such Advanta Partner by the outstanding Company "excess nonrecourse liabilities" (within the meaning of Section 1.752-3(a)(3) of the Regulations) at the end of the fiscal year or at other applicable times (including immediately before a disposition giving rise to the Net Gains from Sales), and expressing the resulting decimal as a percentage."

            (ii) The second sentence of Section 4.7.2 is hereby deleted in its entirety and the following new sentence is substituted in lieu thereof:

                  "Notwithstanding the immediately preceding sentence, the Company shall compute the amount of nonrecourse liabilities allocable to the Advanta Partners in such manner, and utilizing such conventions and methodologies, so as to maximize the amount of nonrecourse liabilities allocable to the Advanta Partners under Section 1.752-3(a) of the Regulations."

            (iii) Section 5.7.1 is hereby deleted in its entirety and the following new Section 5.7.1 is substituted in lieu thereof:

                  "5.7.1 approving any act that would reduce the Percentage owned by the Advanta Partners below one percent in the aggregate;"

            (iv) Section 5.7.2 is hereby deleted in its entirety and the following new Section 5.7.2 is substituted in lieu thereof:

                  "5.7.2 reducing the amount of indebtedness of the Company which can be allocated to any Advanta Partner below the amount of such Advanta Partner's Deficit Balance Amount (as defined below). For purposes of this Agreement, the term "Deficit Balance Amount" means an amount, to the extent such amount is negative, equal to the adjusted income tax basis of an Advanta Partner's Interest computed without taking into account the increase in such

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                  Advanta Partner's adjusted income tax basis attributable to such Advanta Partner's share of Company liabilities;"

            (v) Section 5.7.3 is hereby amended by deleting the phrase "are in the ordinary course of the Company's business and" where it appears in said Section 5.7.3.

            (vi)  Section 5.7.4 is hereby deleted in its entirety.

            (vii) Section 5.7.6 is hereby deleted in its entirety and the following new Section 5.7.6 is substituted in lieu thereof:

                  "5.7.6 for eleven years after the Closing Date, making any distribution of Company property (other than money) to any Advanta Partner; or"

            (viii) The following sentence is added to the end of Section 5.7:

                  "Notwithstanding any other provision of this Agreement, to the extent that the Company or any Partner (other than an Advanta Partner) breaches the provisions of this Section 5.7 (other than Section 5.7.7), the sole remedy of any Advanta Partner shall be a claim for indemnification to the extent applicable pursuant to Section 6.4.2 below."

            (ix) Section 6.4.2 is hereby deleted in its entirety and the following new Section 6.4.2 is substituted in lieu thereof:

                  "Fleet and the Fleet Partners, BAC and BANA(USA) shall indemnify, defend and hold harmless each of the Company, Advanta and Advanta's Affiliates from and against any and all Damages for Indemnified Taxes (as defined below) owed or incurred by any such Advanta Partner as the result of Fleet, Fleet's Affiliates, the LLC, the Company, BAC, BANA(USA) or any Partner (other than an Advanta Partner) taking any action in violation of Section 5.7 or the last sentence of Section
                  9.5.3 of this Agreement; provided, however, that the indemnification provided for in this Section 6.4.2 shall not include an indemnification for Damages for Indemnified Taxes relating to the Book/Tax Differential. The amount of the Indemnified Taxes for purposes of this Section 6.4.2 shall be computed in the manner set forth in Section 7.2.6, to the extent that such section specifies the procedure for identifying the person that computes the amount of Indemnified Taxes. For purposes of this Section 6.4.2, the term "INDEMNIFIED TAXES" shall mean Taxes owed or incurred due to
                  (A) the recognition of gain or income pursuant to Section 704(c) of the Code for up to the $540,909,000 amount of the built-in gain of the Restricted Sale Assets (the "BUILT-IN GAIN AMOUNT") upon any sale, transfer or other disposition of any such Restricted Sale

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                  Assets or (B) the recognition of gain or income as the result of a breach of Section 5.7.2. The Built-in Gain Amount and the Deficit Balance Amount shall be reduced by the amount of gain recognition for which indemnification payments, if any, are payable to Advanta from time to time pursuant to this Section 6.4.2."

            (x)   Section 6.5 is hereby amended by adding new Section 6.5.6,
      6.5.7 and 6.5.8, as follows:

                  "6.5.6 In the event that both the Indemnifying Party and the Indemnified Partner participate in the defense of a Claim, (i) the Indemnifying Party shall have the right to assume the defense of the Claim with authority to negotiate and settle such Claim with respect to all components of the Claim that involve an indemnity payment for which the Indemnifying Partner is responsible or which otherwise would have an adverse impact on the Indemnifying Party and not the Indemnified Partner, and (ii) the Indemnified Partner shall have the right to assume the defense of, with authority to negotiate and settle, all other components of the Claim. In the event that the Claim is such that the applicable components cannot be resolved independently, both the Indemnifying Party and the Indemnified Partner must consent to any settlement of the Claim, which consent shall not be unreasonably conditioned, withheld or delayed.

                  6.5.7 Upon completion of the indemnification procedure set forth in Sections 6.5.1 through 6.5.6 with respect to a Claim arising under Section 6.4.2, Advanta shall calculate the amount of Damages for Indemnified Taxes as soon as possible after: (i) having received notice of any circumstance giving rise to a Claim for Damages for Indemnified Taxes, (ii) the conclusion of a tax audit or other similar examination in which a taxing authority proposes an adjustment that would give use to a Claim for Damages for Indemnified Taxes, or
                  (iii) the occurrence or the receipt of knowledge of the occurrence of any other circumstances giving rise to a Claim for Damages for Indemnified Taxes, and shall deliver a copy of such calculation to BAC in accordance with Section 10.7 hereof. The calculation shall contain the following:

                        (a) a detailed calculation of the amount of Damages for Indemnified Taxes prepared by Advanta and certified by the officer of Advanta responsible for signing Advanta's corporate federal income tax return and by Advanta's federal income tax return preparer;

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                        (b)   the amount of Damages for Indemnified Taxes shall
                  be calculated by determining, with respect to the taxable period to which such Claim relates, the additional Taxes required to be paid as a result of the events or adjustments giving rise to the Claim by (x) calculating the amount of Taxes required to be paid for such period and subtracting therefrom (y) the amount of Taxes that would have been required to be paid had there been no adjustment to taxable income that gave rise to the Claim for Damages for Indemnified Taxes (regardless of the taxable period in which any taxable income or gain is required to be recognized).

                        (c) A calculation of the amount of Damages for Indemnified Taxes "grossed-up" in accordance with Section 6.4.3.

                        (d) The latest date by which Advanta is required to make a payment of Taxes in order to avoid any additional penalty, which date shall be no less than thirty (30) calendar days from the date such calculation is delivered to BAC and the account to which the payment should be wired.

                  6.5.8. The payment of any Claim for Damages for Indemnified Taxes shall be made to Advanta not later than three (3) business days prior to the date specified in Section 6.5.7(d) by immediately available federal funds wired to an account designated by Advanta; provided, however, that the amount of Damages for Indemnified Taxes shall be adjusted to account for any delay in the receipt of the payment beyond the date specified in Section 6.5.7(d) hereof. In the event that Advanta receives a refund or credit with respect to the Indemnified Taxes for which an indemnification payment has been made, Advanta shall remit to the party that made the indemnification payment an amount equal to the applicable portion of such indemnification payment (including the amount of the "gross-up") calculated with respect to such refund or credit."

            (xi)  Section 6 is hereby amended by adding the following new
      Section 6.6:

                  "6.6. Provided that draft copies of the Partnership's tax returns and other accompanying statements to be filed by the Company with the Internal Revenue Service are provided to the Advanta Partners as required by Section 9.5.3 of the Agreement and that the tax returns, as filed, are identical in all material respects with the draft copies distributed to the Advanta Partners, no Advanta Partner shall take a return filing position inconsistent with the K-1 such Advanta Partner receives from Services, unless such Advanta Partner receives an opinion of tax counsel regularly employed by such Advanta Partner stating that the filing of such Advanta Partner's return consistent with such K-1 would, more likely than

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                  not, subject the Advanta Partner to an accuracy-related
                  penalty under Internal Revenue Code Sections 6662 or 6663, or other state tax penalties."

            (xii) The last sentence of Section 7.2.1 is hereby amended by deleting the word "sixth" where it appears in said sentence and by substituting in lieu thereof the word "tenth."

            (xiii) Clause (iii) of the first sentence of Section 7.2.2 is hereby amended by deleting the word "seven" where it appears in the proviso to said clause (iii) and by substituting in lieu thereof the word "eleven."

            (xiv) Clause (ii) of the second sentence of Section 7.2.2 is hereby amended by deleting the phrase "clauses (a) and (b)" where it appears in said clause (ii) and by substituting in lieu thereof the phrase "clause
      (b)."

            (xv) The first sentence of Section 7.2.7 is hereby amended by deleting the phrase "clauses (a) and (b)" where it appears in said sentence and by substituting in lieu thereof the phrase "clause (b)."

      Except to the extent the Limited Partnership Agreement is expressly or by necessary implication amended hereby, the Limited Partnership Agreement shall remain in full force and effect.

      (c) The Parties agree to review and amend the Contribution Agreement with changes consistent with the amendments to the Limited Partnership Agreement in this Agreement.

3.    LITIGATION SETTLEMENT AND RELEASES.

      (a)   General.

            (i) Except as expressly set forth in the last sentence of this Paragraph 3(a)(i) and Paragraph 3(b) below, each of the Advanta Partners, on behalf of itself, and its successors and assigns, does hereby remise, release and forever discharge BAC, Services and FCCH, and their respective Affiliates, officers, directors, employees, agents, stockholders, successors and assigns (collectively, the "BAC RELEASED PARTIES"), of and from any and all acts, actions, causes of action, suits, debts, sums of money, claims, demands, liabilities, obligations, charges and expenses, whether the same be liquidated, unliquidated, contingent or otherwise, of whatever nature in law, equity or otherwise which each such Advanta Partner ever had, now has, or hereafter can, shall or may have against the BAC Released Parties or any of them for, upon or by reason of or related to or in any manner connected with or arising out of Services, including without limitation its formation, operation and contributions of assets and liabilities thereto from the beginning of time through and including the Effective Date. This is a full and final release of all claims, known or unknown, fixed or contingent, relating to the above matters. Subject to the proviso at the end of this sentence, this release does not apply to, and each of the Advanta Partners reserves its rights to assert, any claim relating to the liabilities and obligations assumed by Services under the provisions of the Contribution Agreement and

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      any claim for Damages for Indemnified Taxes pursuant to Section 6.4.2 of the Limited Partnership Agreement; provided, however, each Advanta Partner jointly and severally represents and warrants that, subject to BAC's representation and warranty set forth in Paragraph 3(a)(ii) below and except for a possible claim relating to Services' compliance with the provisions of Section 9.5.3 of the Limited Partnership Agreement, as of the Effective Date it has no knowledge of any such claim that it has or may have relating to the liabilities or obligations assumed by Services under the provisions of the Contribution Agreement or for Damages for Indemnified Taxes.

            (ii) Except as expressly set forth in Paragraph 3(b) below, each of BAC, Services and FCCH (the "BAC RELEASING PARTIES"), on behalf of itself, and its successors and assigns, does hereby remise, release and forever discharge Advanta and their respective Affiliates, officers, directors, employees, agents, stockholders, partners, members, successors and assigns (collectively, the "ADVANTA RELEASED PARTIES"), of and from any and all acts, actions, causes of action, suits, debts, sums of money, claims, demands, liabilities, obligations, charges and expenses, whether the same be liquidated, unliquidated, contingent or otherwise, of whatever nature in law, equity or otherwise which each of the BAC Releasing Parties ever had, now has, or hereafter can, shall or may have against the Advanta Released Parties or any of them for, upon or by reason of or related to or in any manner connected with or arising out of Services, including without limitation its formation, operation and contributions of assets and liabilities thereto from the beginning of time through and including the Effective Date. This is a full and final release of all claims, known or unknown, fixed or contingent, relating to the above matters. BAC represents and warrants that, since April 1, 2004, neither it nor any of its Affiliates has taken any action in violation of Section 5.7 of the Limited Partnership Agreement.

      (b) Settlement of All Existing Litigation. Upon the receipt of the IRS Approval (as defined below) with respect to the Tax Settlement (as defined below), BAC, Services and Advanta agree, without delay, (i) to settle and enter into full and complete releases with respect to all existing litigation between them (and Fleet and any Affiliates of Fleet) (including the Delaware and Rhode Island lawsuits, captioned Advanta Corp., et al. v. FleetBoston Financial Corporation, et al., No. 80,2004 (Del) and FleetBoston Financial Corporation, et. al., v. Advanta Corp., et al., No. PC03-0220 (R.I.), and the tax protest with the Internal Revenue Service) (collectively, the "LITIGATION DISPUTES") and
(ii) to file dismissals with prejudice in all cases with respect thereto in consideration of the following:

            (i) BAC shall pay AC the sum of $63,802,657.27, which sum represents a return of the payments that Advanta made to Fleet in February and March, 2004, representing the judgment Fleet obtained in the Delaware state court action between Advanta and Fleet. BAC shall make this payment to AC upon the receipt of the IRS Approval and Advanta's compliance (without regard to the compliance of BAC, Fleet or their Affiliates) with the foregoing provision of Paragraph 3(b) with respect to releases and dismissals with prejudice of all Litigation Disputes.

            (ii) With regard to the tax dispute relating to the proper allocation of loss deduction for the chargeoff of approximately $508 million in receivables, $120 million of

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      Services' 1998 chargeoffs shall be treated as a built-in loss under
      Section 704(c) of the Code, allocable 100% to Advanta for Services' 1998 taxable year, and the remaining approximately $388 million of chargeoffs shall not be treated as a built-in loss under Section 704(c) of the Code and shall be allocated 98.7% to FCCH and 1.3% to Advanta (and among Advanta in accordance with their relative Percentages).

            (iii) With regard to the tax dispute relating to the proper allocation of gain in the amount of $47,430,210 from the disposition of the interest in RBS Advanta, none of such gain shall be classified as Code
      Section 704(c) built-in gain allocable to Advanta and 100% of such taxable gain shall be treated as an item of taxable income of Services for its 1998 taxable year and allocated 98.7% to FCCH and 1.3% to Advanta (and among Advanta in accordance with their relative Percentages).

            (iv) The Parties shall cooperate with each other as reasonably necessary in coordinating the resolution of the above tax disputes with the Internal Revenue Service ("IRS") pursuant to the terms set forth in Subparagraphs 3(b)(ii)-(iii) above (the "TAX SETTLEMENT"). The Parties shall not take any position inconsistent with the terms of the Tax Settlement or the terms of this Agreement before the IRS. Furthermore, immediately following the Effective Date, Services and Advanta shall notify the IRS Appellate Conferee of the Tax Settlement and shall request the expedited preparation of IRS Form 870-P(AD), Settlement Agreement for Partnership Adjustments, consistent with the Tax Settlement. Services, Advanta and BAC shall be given draft copies of any of such Party's submissions to the IRS in respect of the Tax Settlement and no such submission shall be delivered until each of such Parties has had the opportunity to comment on such submission. If the IRS agrees and approves the Tax Settlement on the terms set forth in this Paragraph 3(b), then such agreement and approval shall be referred to as the "IRS APPROVAL." For purposes of this Agreement, an IRS Form 870-P(AD) (or other similar form) which incorporates the terms of the Tax Settlement, signed by or on behalf of the Commissioner, shall constitute an IRS Approval. If the IRS refuses to agree to the Tax Settlement and to issue the IRS Approval, then, subject to a Party's compliance with the above provisions of this Subparagraph 3(b)(iv), such Party shall have the right to take any position in court or before any taxing authority with respect to the tax disputes and shall no longer be obligated to the terms of the Tax Settlement.

Resolution of the Litigation Disputes on the terms set forth in this Paragraph 3(b) shall not constitute a condition or be subject to any other provisions of this Agreement, which other provisions shall be valid and binding whether or not the Litigation Disputes are resolved on the terms set forth in this Paragraph 3(b), except that if the IRS refuses to agree to the Tax Settlement on the terms set forth in this Paragraph 3(b) and to issue the IRS Approval, then BAC shall have no obligation to make the payment described in Subparagraph 3(b)(i) above, the mutual releases set forth in Paragraph 3(a) above shall not be valid or binding and the Parties shall not be obligated to settle, dismiss or otherwise release the Litigation Disputes.

4. REGULATORY DISCLOSURE. Advanta and BAC each acknowledges and agrees to full, complete and open disclosure of the matters set forth in this Agreement to all appropriate regulatory agencies, whether or not such disclosures are made by BAC, Services or AC or their respective affiliates.

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

5. CONDITION TO EFFECTIVENESS OF AGREEMENT. Advanta shall have the right to terminate this Agreement and declare it void ab initio by delivering written notice of termination to BAC no later than ten (10) calendar days after the Effective Date if Advanta has not received written confirmation from KPMG of AC's conclusion that the Agreement and the transactions contemplated herein will not require Advanta to make any provision for income tax expense and an associated increase in current or deferred tax reserves or a reduction in a deferred tax asset. If Advanta does not terminate this Agreement pursuant to the immediate preceding sentence, then this Agreement shall be valid and binding on the Parties as of the Effective Date.

6.    MISCELLANEOUS TERMS AND CONDITIONS.

      (a) Dispute. If a dispute arises between the Parties in connection with this Agreement or any document or instrument delivered in connection herewith (except any document or instrument that contains separate dispute resolution provisions), including without limitation alleged breach of any representation, warranty or covenant herein or therein, or a disagreement regarding the interpretation of any provision hereof or thereof (a "DISPUTE"), the Parties shall use the procedures set forth herein in good faith prior to any Party pursuing other available judicial or nonjudicial remedies. A meeting shall be held among the Parties within ten (10) business days after any Party gives written notice of a Dispute to another Party. The meeting shall be attended by a representative of each Party having decision making authority regarding the Dispute (subject to Board of Directors, or equivalent approval, if required), to attempt in good faith to negotiate a resolution of the Dispute.

      (b) Confidentiality. Except as set forth in this Agreement or as the Parties otherwise agree or as otherwise required by law or any national securities exchange, each of the Parties agrees to maintain this Agreement and any document or instrument delivered in connection herewith and the terms and conditions hereof and thereof as confidential for the term of the Limited Partnership Agreement and for a period of one (1) year thereafter. Notwithstanding anything herein to the contrary, any Party (and any of its employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment or tax structure of this transaction. Furthermore, the Parties of this transaction may disclose, as required by federal or state laws or the requirements or requests of any regulatory agency having jurisdiction over one or more of the Parties, any information as required to comply with such federal or state laws.

      (c) Governing Law. This Agreement shall be governed by the laws of the State of Rhode Island without regard to principles of conflicts of laws applicable therein.

      (d) Entire Agreement. This Agreement, the Limited Partnership Agreement and the Contribution Agreement and any other document or instrument executed in connection herewith, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the Parties with respect to such matters.

      (e) Notices. Any notice, demand, election or communication required, permitted or desired to be given hereunder shall be sent by prepaid registered or certified mail, return receipt requested, or by a nationally recognized commercial courier service (such as FedEx or UPS), or by electronic facsimile (but in the latter instance, also by U.S. Postal Service or by a nationally recognized commercial courier service). Notices, demands, elections or communications shall be deemed received on the first to occur of the following:

            (i)   when personally delivered;

            (ii) when actually delivered by a nationally recognized commercial courier; or

            (iii) two (2) business days following the deposit thereof with the U.S. Postal Service.

Notices, demands, elections or communications sent to (A) BAC, Services or FCCH shall be sent to Timothy Mayopolis, General Counsel, Bank of America Corp., Bank of America Corporate Center, Charlotte, NC 28255, and (B) any other Party shall be sent to the address given for such Party on Schedule A of the Limited Partnership Agreement. Any Party may change its address to which such notices shall be given by written notices to the other Parties pursuant to the provisions of this Paragraph 6(e).

      (f) Successors and Assigns. All of the terms, conditions and covenants of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

      (g) Expenses. Except as set forth in this Agreement or as otherwise agreed to in writing by the Parties, each of the Parties will bear its own costs and expenses, if any, incurred in connection with the preparation and execution of this Agreement and any documents relating thereto.

      (h) Further Assurances. Each Party shall execute and deliver such further agreements, documents and instruments and do such further acts and things as may be reasonably required to carry out the intent and purpose of this Agreement

      (i) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (j) Amendments. This Agreement shall not be amended or modified except by an instrument in writing signed by Services, AC and BAC.

      (k) Headings. All headings and captions herein are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

      (1) Waiver. No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of default of the same or similar nature. No failure or delay by any Party in exercising any right, power or privilege hereunder (other than the failure or delay beyond the period of time as specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      (m) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, and by the different Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts taken together shall constitute one and the same Agreement.

      (n) Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with the revision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and be binding upon the Parties hereto.

      (o) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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

      IN WITNESS WHEREOF, the Parties have caused this AGREEMENT RELATING TO FLEET CREDIT CARD SERVICES, L.P. to be executed by their duly authorized representatives as of the Effective Date.

                                              ADVANTA CORP.

                                              By:  /s/ William A. Rosoff
                                                  -----------------------------
                                                  Name: William A. Rosoff
                                                  Title: President

                                              ADVANTA NATIONAL BANK

                                              By:  /s/ William A. Rosoff
                                                  -----------------------------
                                                  Name: William A. Rosoff
                                                  Title: Vice Chairman

                                              ADVANTA SERVICE CORP.

                                              By:  /s/ William A. Rosoff
                                                  -----------------------------
                                                  Name: William A. Rosoff
                                                  Title: Vice Chairman

                                            FLEET CREDIT CARD HOLDINGS, INC.

                                            By: /s/ G. Patrick Phillips
                                                --------------------------------
                                                Name: G. Patrick Phillips
                                                Title: Executive Vice President

                                            FLEET CREDIT CARD SERVICES, L.P.

                                            By: /s/ G. Patrick Phillips
                                                --------------------------------
                                                Name: G. Patrick Phillips
                                                Title: Executive Vice President

                                            BANK OF AMERICA CORP.

                                            By: /s/ G. Patrick Phillips
                                                --------------------------------
                                                Name: G. Patrick Phillips
                                                Title: Executive Vice President

                                       16